EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION REPORTS FIRST QUARTER RESULTS

•	Underlying pro forma sales increased 6%
•	Cash position strong; pre-paid $49 million of debt
•	Company announces integration actions that will account for approximately 40% of synergy savings

LINCOLNSHIRE, ILLINOIS, May 3, 2006 - ACCO Brands Corporation (NYSE: ABD), a world leader in branded office products, reported its first quarter 2006 results today. Reported results include the operations of the former General Binding Corporation (“GBC”) for the first quarter of 2006, but exclude them for the comparable quarter of 2005.

“We began the year on a promising note, with underlying pro forma sales growth of 6%,” said David D. Campbell, chairman and chief executive officer. “All of our business segments contributed to this growth. In addition, we made significant progress on the integration of the office products businesses. To date, we have announced plans to close or consolidate nine facilities in North America and Europe. We also have completed the integration of our North American office products sales forces, and they are working with our customers to ensure a smooth transition. In the U.S. our customers are also benefiting from improved order fulfillment rates, even as we reduce inventories to better manage our assets.

“We have initiated a formal review of our commercial businesses,” he added, “and we will provide an update of that review when we release our third quarter financial results.”

The company continues to believe that the integration and repositioning of its Office Products Group will yield annual ongoing net cost synergies of $40 million over the next three years, a portion of which it plans to reinvest in the business to fuel stronger long-term growth.

Summary:

•
First quarter net sales increased 71%, to $468.6 million. Results include the operations of the former GBC for the first quarter of 2006, but exclude them for the comparable quarter of 2005. On a pro forma basis (refer to p. 3 for an explanation of pro forma results), net sales increased 3% for the quarter, and on a constant currency, constant calendar basis increased 6%.

•
Net income for this seasonally slower quarter declined to $(0.1) million from $14.6 million, including unusual items, but adjusted pro forma net income increased 114% to $6.2 million from $2.9 million, driven by lower interest, taxes and other expense.

•	The company’s balance sheet remains healthy with a cash balance of $64 million at March 31, 2006 and an improved working capital position.

“Our strong cash position enabled us to pre-pay $49 million of debt during the quarter,” said Neal V. Fenwick, executive vice president and chief financial officer. “Because our businesses are substantial cash generators, we intend to increase shareholder value when opportunities present themselves by aggressively improving our balance sheet and making investments in integration, product innovation and the strategic positioning of our businesses.

“We successfully raised prices to pass through raw material cost increases impacting our commercial businesses,” Fenwick added. “We implemented price increases in January in our office products businesses where contracts permitted, and we have notified these and commercial customers of additional price increases that will be implemented in the second half of the year and in 2007, enabling us to recover raw material cost increases experienced in 2005 and anticipated in 2006. Overall, we expect an easing of margin pressures later this year and next, as pricing catches up with costs.”

Office Products Group Integration Update

Since the beginning of 2006, the company has moved aggressively to integrate its office products business operations and rationalize its office products brand structure. In keeping with its strategy to go to market with fewer, stronger brands, the company has announced that the Quartet® brand will be its sole brand for presentation boards and related products in North America. The Boone® brand is being phased out.

The integration of the company’s North American office products sales forces has been completed. In addition, the company has informed employees and customers of nine plant closures and/or facility consolidations to date in North America and Europe. These actions will ultimately account for approximately 40% of the total cost synergies. Through consolidation and outsourcing of manufacturing, a simplified business model with reduced transportation expenses and substantially lower cost of goods will result.

The nine affected facilities are:

•	Corona, California - Visual Communication plant will close September 1, 2006. Manufacturing will be partly consolidated at another plant and partly outsourced.

•	Dublin, Ireland - Document Communication plant will close later this year. Manufacturing will be consolidated at another plant.

•	Jestetten, Germany - Storage and Organization plant will close later this year. Manufacturing will be consolidated at another plant.

•	Llantrisant, Wales - Visual Communications and Storage and Organization plant will close September 1, 2006. Manufacturing will be partly consolidated and partly outsourced.

•	Nogales, Mexico - Portion of plant that manufactures products for Workspace Tools will close by year-end. Manufacturing will be outsourced.

•	Nuevo Laredo, Mexico - Portion of plant that manufactures products for Document Communication will close in the spring of 2007. Manufacturing will be outsourced.

•	Ontario, California - Portion of plant that manufactures storage boxes for Storage and Organization will close this month. Manufacturing will be consolidated at another plant.

•	Pleasant Prairie, Wisconsin - Portion of Document Communication plant will be closed by mid-2007. Manufacturing will be partly consolidated and partly outsourced.

•	Tlalnepantla, Mexico - Distribution center has been consolidated into another center in Mexico.

The company anticipates that its second and third quarter earnings announcements will include details on additional closures and consolidations. These have not yet been communicated to employees and customers.

Financial and Operating Review

In order to provide a more meaningful comparison to prior-year numbers, the company has presented pro forma results for prior-year periods assuming that the merger with GBC had occurred on January 1, 2004, instead of August 17, 2005, the actual date of the merger. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with measures presented by other companies. (Refer to the attached pro-forma schedules provided herein, as well as the company’s report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2006.)

Certain pro forma results are based on SEC regulations and are on a non-GAAP basis. The non-GAAP measures, referred to as “adjusted” results, exclude all restructuring and restructuring-related non-recurring items for the combined pro forma company. Adjusted pro forma information is provided to assist in the comparability with current-period results.

Net sales increased 71%, to $468.6 million, compared to $274.8 million in the prior-year quarter. On a pro forma basis net sales increased 3%, from $454.7 million in the prior-year quarter. On a constant currency, constant calendar basis the underlying growth was 6%. The increase was driven by volume growth and higher selling prices across all business segments.

Net income decreased to $(0.1) million, or $0.00 per share, compared to $14.6 million, or $0.42 per share, in the prior-year quarter. Net loss in the current quarter includes restructuring and non-recurring after-tax costs totaling $6.3 million, or $0.12 per share, and incremental after-tax expense of $2.9 million, or $0.05 per share, related to the new company’s long-term compensation plan and required expensing of equity compensation under FAS 123R.

Adjusted pro forma net income increased 114%, to $6.2 million, or $0.11 per share, compared to $2.9 million, or $0.06 per share, in the prior-year quarter.  Excluding the impact of items affecting year-over-year comparability (see table below), adjusted pro forma net income increased 30%, or 15% on a per share basis. The underlying increase was due to improved volumes and prices, as well as lower interest, taxes and other expense. These factors were partially offset by higher raw material and freight costs, as well as increased expenditures for marketing and product development, and higher costs associated with the company’s new status as a standalone publicly traded company.

Items Affecting Pro Forma Adjusted Diluted EPS Comparability:
	Q1 2006	Q1 2005	Growth %
Adjusted Diluted EPS	$0.11	$0.06	83%
Foreign exchange translation	0.01
Prior year pro forma purchase accounting inventory acquisition expense		0.07
Incremental long-term compensation plan expense (mainly FAS 123R)	0.03	-
Adjusted Diluted EPS excluding the above items	$0.15	$0.13	15%

Results of Business Segments

Items Affecting Segment-level Adjusted Operating Income Comparability:

	Q1 2005	Foreign Exchange Translation	Inventory Acquisition Expense (1)	Incremental Equity/Long-term Incentive Compensation Expense (2)	Underlying Change in Results	Q1 2006
Office Products	$20.2	$(0.3)	$2.7	$(2.0)	$(6.3)	$14.3
Computer Products	8.9	(0.5)	-	(0.2)	0.1	8.3
Commercial - IPFG	2.3	(0.1)	1.5	(0.1)	1.2	4.8
Other Commercial	1.4	-	1.2	0.1	1.4	4.1
Corporate	(7.6)	-	-	(0.2)	(0.4)	(8.2)
Total Adjusted OI	$25.2	$(0.9)	$5.4	$(2.4)	$(4.0)	$23.3

1)	Expense appears in gross margin.
2)	Expense appears in SG&A.

Office Products Group

Office Products net sales increased 44%, to $311.1 million, compared to $216.3 million in the prior-year quarter. Pro forma net sales increased modestly, but on a comparable basis, adjusting for currency and calendar, the underlying growth was 3%. The increase was driven by volume growth in mainland Europe, Australia, Canada and Mexico. This growth was partially offset by declines in the U.S. and U.K. from a combination of continued customer de-stocking and previously disclosed customer contract losses.

Office Products reported operating income declined from $19.6 million, to $6.0 million, including restructuring and restructuring-related non-recurring charges in the current-year period. Adjusted pro forma operating income declined to $14.3 million, compared to
$20.2 million in the prior-year quarter, and operating margins declined to 4.6% from 6.5%. Excluding items affecting year-over-year comparability, the underlying decline in operating profit and margin was the result of higher raw material and freight costs, and adverse mix.

Computer Products Group

(Note: This segment was unaffected by the GBC merger.)

Computer Products again delivered double-digit sales growth, 17%, with sales of $51.9 million, compared to $44.3 million in the prior-year quarter. Adjusting for currency and calendar, the underlying growth was 18%. The strong sales growth was driven by increased sales of iPod® accessories, mobile power adapters, notebook docking stations and other computer accessory products.

Computer Products operating income declined 7%, to $8.3 million, compared to $8.9 million in the prior-year quarter, and operating margins declined to 16.0% from 20.1%. Adjusting for items impacting year-over-year comparability, underlying operating income increased 1%, but margins declined primarily due to planned increased investments in selling, marketing and product development activities. The company anticipates improved profit flow through in the seasonally stronger third and fourth quarters.

Commercial-Industrial and Print Finishing Group

Commercial-Industrial and Print Finishing (“IPFG”) was acquired in the GBC merger and has not been merged into an existing ACCO Brands segment; therefore, it is presented on a standalone pro forma basis below.

IPFG pro forma net sales increased 7%, to $49.6 million, compared to $46.3 million in the comparable prior-year quarter. Constant currency sales growth was 9%. Growth was driven by higher volume, including new product introductions and increased selling prices to recover raw material cost increases.

IPFG adjusted pro forma operating income more than doubled to $4.8 million, from $2.3 million in the prior-year quarter. Adjusting for items impacting year-over-year comparability, underlying operating income increased 32% and operating margins expanded 190 basis points. The underlying improvement was due to higher volumes, and selling prices, partly offsetting the impact of higher raw material costs.

Other Commercial

Other Commercial net sales increased 294%, to $56.0 million, compared to $14.2 million in the prior-year quarter. On a pro forma basis the increase was 4%, and adjusting for currency and calendar, the underlying growth was 7%. Growth was driven by volume growth and price increases, substantially in sales of document finishing products.

Other Commercial operating income increased to $4.1 million, compared to $0.2 million in the prior-year quarter and compared to pro forma operating income of $1.4 million in the prior-year quarter. Adjusting for items impacting year-over-year comparability, underlying operating income increased 54% and operating margins expanded 220 basis points. The underlying improvement in margin was driven by higher volumes, pricing and lower SG&A expense.

Business Outlook

ACCO Brands believes that given the current economic environment, business integration and de-leveraging should enable the company to exhibit longer-term growth rates comprising revenue growth in the low- to mid-single-digits, operating income growth in the mid- to high-single-digits and diluted earnings-per-share growth in the low-double-digits.

The company continues to believe that full-year 2006 adjusted EBITDA will be comparable to 2005 pro forma levels. However, in the first half of 2006, the company anticipates year-over-year declines, but expects to see the positive effects of both increased synergies and further price increases in the second half of 2006. Operating income and EPS will be impacted by equity and incentive compensation charges relative to 2005 in connection with the new company’s inaugural long-term incentive compensation plan and required expensing under FAS 123R. The company anticipates the incremental pro forma net of tax cost to be approximately $10 million, or $0.19 per share, for 2006. In addition, the company continues to anticipate incurring approximately $50 million of restructuring and restructuring-related non-recurring costs and a higher level of capital expenditures related to integration activities in 2006. The company still anticipates achieving a run-rate adjusted operating income margin, before restructuring, amortization of intangible assets and stock-based compensation expense, of 12% exiting 2008.

Webcast

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company’s first quarter results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in branded office products, with annual revenues of nearly $2 billion. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel®, and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

Non-GAAP Financial Measures

The non-GAAP measures, referred to as “adjusted” results, exclude all restructuring and restructuring-related non-recurring items for the combined pro forma company. Adjusted results are measures not derived in accordance with GAAP. There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with measures presented by other companies.

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them. ACCO Brands' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions; the dependence of the company on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the risk that businesses that have been combined into the company as a result of the merger with General Binding Corporation will not be integrated successfully; the risk that targeted cost savings and synergies from the aforesaid merger and other previous business combinations may not be fully realized or take longer to realize than expected; disruption from business combinations making it more difficult to maintain relationships with the company's customers, employees or suppliers; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company's SEC filings.

For further information:

Rich Nelson                   Jennifer Rice
Media Relations           Investor Relations
(847) 484-3030  (847) 484-3020

ACCO Brands Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in millions, except per-share amounts)

	Three Months Ended
	Mar. 31 2006 (A)	Mar. 25 2005 (A)	% Change
Net sales	468.6	274.8	70.5

Cost of products sold [B]	338.1	191.8	76.3
Advertising, selling, general and administrative [C]	107.5	56.3	90.9
Amortization of intangibles	2.5	0.6	316.7
Restructuring charges	6.8	0	nm
Operating Income	13.7	26.1	(47.5)

Interest expense, including allocation from parent	15.4	2.0	670.0
Other expense/(income), net	(1.5)	1.4	(207.1)
Income before income taxes, minority interest and cumulative effect of change in accounting principle	(0.2)	22.7	(100.9)

Income taxes	(0.2)	11.4	(101.8)
Minority Interest	0.1	0.0
Net income/(loss) before change in accounting principle	(0.1)	11.3	(100.9)

Cumulative effect of change in accounting principle, net of tax	-	3.3	nm
Net income/(loss)	$(0.1)	$14.6	(100.7)

Basic earnings (loss) per common share:
Income before change in accounting principle	$0.00	$0.32	(36.7)
Change in accounting principle	$0.00	$0.10
Net income (loss)	$0.00	$0.42	(36.7)

Diluted earnings (loss) per common share:
Income before change in accounting principle	$0.00	$0.32	(38.5)
Change in accounting principle	$0.00	$0.10
Net income (loss)	$0.00	$0.42	(38.5)

Weighted average shares (000's omitted):
Basic	52,998	34,969
Diluted	52,998	35,508

Actual shares at end of period (000's omitted)	53,102	34,969
Fully diluted shares at end of period (000's omitted)	53,102	35,509

(A)	The results of General Binding Corporation are included in the current year period only as the acquisition occurred on August 17, 2005.
(B)	Includes restructuring implementation related non-recurring costs of $0.4 million and $0.0 million in three month periods ended March 31, 2006 and March 25, 2005, respectively.
(C)	Includes restructuring implementation related non-recurring costs of $2.4 million and $0.0 million in three month periods ended March 31, 2006 and March 25, 2005, respectively.
(D)
In connection with the adoption of the December 2005 long-term executive management compensation plan and required expensing under FAS 123R, the company recorded $4.5 million (1.0% of sales) of stock and other incentive award compensation expense in the 2006 period.

Statistics (as a % of Total Net Sales, except for Income tax rate)
Gross Margin (B) (C)	27.8%	30.2%
SG&A (B) (C) (D)	22.9%	20.5%
Operating Income (B) (C) (D)	2.9%	9.5%
Income before Income Taxes (B) (C) (D)	0.0%	8.3%
Net Income (B) (C) (D)	0.0%	5.3%
Income tax rate	100.0%	50.2%

ACCO Brands Corporation
SEGMENT RESULTS
(Unaudited)
(Dollars in millions)

	2006 (1)			2005 (1)
	Net Sales	Operating Income(2)	OI Margin	Net Sales	Operating Income(2)	OI Margin	Sales Change	OI Change
Q1:
Office Products	$311.1	$6.0	1.9%	$216.3	$19.6	9.1%	43.8%	-69.4%
Computer Products	51.9	8.3	16.0%	44.3	8.9	20.1%	17.2%	-6.7%
Commercial-Industrial & Print Finishing	49.6	4.8	9.7%	-	-
Other Commercial	56.0	4.1	7.3%	14.2	0.2	1.4%	294.4%	1950.0%

Corporate	-	(9.5)	nm	-	(2.6)	nm		265.4%
Total	$468.6	$13.7	2.9%	$274.8	$26.1	9.5%	70.5%	-47.5%

(1)	The results of General Binding Corporation are included in the current year period only as the acquisition occurred on August 17, 2005.
(2)	The above results include restructuring and restructuring-related non-recurring expenses, in accordance with U.S. GAAP.

ACCO Brands Corporation
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$63.9	$91.1
Receivables, net	403.5	438.9
Inventories, net	268.6	268.2
Deferred income taxes	39.9	37.5
Other current assets	45.1	25.3
Total current assets	821.0	861.0
Property, plant and equipment, net	234.7	239.8
Deferred income taxes	20.2	17.4
Goodwill, net	431.9	433.8
Identifiable Intangibles, net	238.2	240.6
Prepaid pension	81.6	81.9
Other assets	51.3	55.0
Total Assets	$1,878.9	$1,929.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Notes payable to banks	$4.8	$7.0
Current portion of long-term debt	4.6	23.1
Accounts payable	180.0	150.1
Accrued income taxes	(1.1)	3.9
Accrued compensation	22.8	27.7
Accrued customer programs	102.0	122.9
Other current liabilities	118.4	118.3
Total Current Liabilities	431.5	453.0
Debt, less current portion	883.6	911.8
Deferred income taxes	96.1	94.1
Post-retirement and other liabilities	60.7	62.3
Total Liabilities	1,471.9	1,521.2
Stockholders' Equity
Common stock	0.5	0.5
Treasury stock, at cost	(1.1)	(1.1)
Paid-in capital	1,349.7	1,350.3
Unearned compensation	-	(5.2)
Accumulated other comprehensive income	5.3	11.0
Accumulated deficit	(947.4)	(947.2)
Total Stockholders' Equity	407.0	408.3
Total Liabilities and Stockholders’ Equity	$1,878.9	$1,929.5

ACCO Brands Corporation
KEY STATS and RATIOS
(Unaudited)
(Dollars in millions)

Net Debt	3/31/2006
Short-term debt, including current portion of long-term debt	$9.4
Long-term debt	883.6
Total Debt	$893.0
Cash and temporary cash investments	63.9
Net Debt	$829.1

Leverage (debt to EBITDA)	Twelve months ended
3/31/2006
Trailing 12 months Adjusted EBITDA	$206.7
Net debt (see above)	$829.1
Leverage (net debt divided by Adjusted EBITDA)	4.0

Interest Coverage (EBITDA to Interest)	Twelve months ended
3/31/2006
Trailing 12 months Adjusted EBITDA	$206.7
Trailing 12 months pro forma interest Expense, net of interest income	$65.8

Interest Coverage (EBITDA divided by interest expense)	3.1

ACCO Brands Corporation
SELECTED REPORTED AND PRIOR-YEAR PRO FORMA FINANCIAL INFORMATION
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31, 2006	March 25, 2005
	Actual	Pro Forma

Selected Non-cash Adjustments to Net Income (Pre-Tax):

Depreciation expense	$9.4	$10.4

Intangible amortization expense	$2.5	$2.9

Stock based compensation expense	$4.5	$1.6

Inventory acquisition expense	$-	$5.4

Selected Cash Investing Activities (Pre-Tax):

Capital expenditures	$5.0	$6.8

Restructuring & Integration activities	$4.7	nm

ACCO Brands Corporation
COMPARISON OF REPORTED AND PRIOR-YEAR PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in millions, except per-share amounts)

	Three Months Ended March 31,
	2006			2005
	(A) As Reported	(D) Less: Charges	ACCO Brands Adjusted	(A) As Reported	(B) Pro Forma Adjustments	(C) ACCO Brands Pro Forma	(D) Less: Charges	ACCO Brands Adjusted	% Change

Net sales	$468.6	$-	$468.6	$274.8	$179.9	$454.7	$-	$454.7	3.1%

Cost of products sold	338.1	(0.4)	337.7	191.8	132.7	324.5	-	324.5	4.1%

Advertising, selling, general and administrative	107.5	(2.4)	105.1	56.3	48.3	104.6	(2.5)	102.1	2.9%
Amortization of intangibles	2.5	-	2.5	0.6	2.3	2.9	-	2.9	-13.8%
Restructuring charges	6.8	(6.8)	-	-	1.1	1.1	(1.1)	-
Operating Income	13.7	9.6	23.3	26.1	(4.5)	21.6	3.6	25.2	-7.5%

Interest expense, including allocation from former parent	15.4	-	15.4	2.0	15.3	17.3	-	17.3	-11.0%
Other expense/(income), net	(1.5)	-	(1.5)	1.4	0.3	1.7	-	1.7	-188.2%
Income before/(loss) income taxes, minority interest and change in accounting principle	(0.2)	9.6	9.4	22.7	(20.1)	2.6	3.6	6.2	51.6%

Income taxes	(0.2)	3.3	3.1	11.4	(6.0)	5.4	1.2	6.6	nm
Minority interest expense, net of tax	0.1	-	0.1	-	-	-	-	-
Net income/(loss) before change in accounting principle	(0.1)	6.3	6.2	11.3	(14.1)	(2.8)	2.4	(0.4)	-1650.0%

Cumulative effect of change in accounting principle, net of tax	-	-	-	3.3	-	3.3	-	3.3

Net Income/(loss)	$(0.1)	$6.3	$6.2	$14.6	$(14.1)	$0.5	$2.4	$2.9	113.8%

Pro Forma Earnings/(loss) per share:
Basic			$0.12			$0.01		$0.06	100.0%
Diluted			$0.11			$0.01		$0.06	83.3%

Weighted average shares outstanding:
Basic			52,998			51,269		51,269
Diluted			54,050			52,145		52,145

REFER TO FOLLOWING PAGE FOR A RECONCILIATION OF ITEMS IMPACTING PRIOR-YEAR COMPARABILITY.

SUPPLEMENTAL EBITDA CALCULATION

Net Income	$6.2	$0.5	2.9	113.8%
Change in accounting principle, net of tax	-	(3.3)	(3.3)	nm
Minority Interest expense, net of tax	0.1	-	-	nm
Income tax expense	3.1	5.4	6.6	nm
Interest expense, net	15.4	17.3	17.3	-11.0%
Other (income)/expense, net	(1.5)	1.7	1.7	nm
Restructuring charges	-	1.1	-	nm
Amortization of Intangibles	2.5	2.9	2.9	-13.8%
Amoritization of SO's and RSU's	4.5	1.6	1.6	181.3%
Inventory acquisition expense	-	5.4	5.4	n/a
Depreciation expense	9.4	10.4	10.4	-9.6%
Supplemental EBITDA	39.7	43.0	45.5	-12.7%
Restructuring related charges included in COS	-	-	-	nm
Restructuring related charges included in SG&A	-	2.5	-	nm
Adjusted EBITDA	$39.7	$45.5	$45.5	12.7%

Statistics (as a % of Q1 Net Sales, except for Income tax rate)
	Adjusted	Pro Forma	Adjusted
Gross Profit (Net sales, less Cost of products sold)	27.8%	28.6%	28.6%
Advertising, selling, general and administrative	22.4%	23.0%	22.5%
Operating Income	5.0%	4.8%	5.5%
Income before income taxes, minority interest and change in accounting principle	2.0%	0.6%	1.4%
Net Income	1.3%	0.1%	0.6%
Income tax rate	33.0%	207.7%	106.5%
Adjusted EBITDA	8.5%	10.0%	10.0%

(A)	Reported results of ACCO Brands including the results of General Binding Corporation from the date of acquisition, August 17, 2005.
(B)	Pro forma adjustments include the results of General Binding Corporation prior to the date of acquisition, and certain pro forma adjustments required to present the results of the combined companies as if the merger had occurred on January 1, 2005. Please refer to the 8-K filed February 14, 2006 for a description of these adjustments.
(C)	Sum of columns (A) and (B).
(D)	Certain charges for restructuring, restructuring implementation and merger related (2005) costs are excluded in order to provide a comparison of the company's underlying results.
(E)
In connection with the adoption of the December 2005 long-term executive management compensation plan and required expensing under FAS 123R, the company recorded $4.5 million (1.0% of sales) of stock and other incentive award compensation expense in the 2006 period.

ACCO Brands Corporation
COMPARISON OF REPORTED AND PRIOR-YEAR PRO FORMA SEGMENT RESULTS
(Unaudited)
(Dollars in millions)

	2006					2005
	Reported Net Sales	Reported OI	Excluded Charges	Adjusted OI	Adjusted OI Margin	Pro Forma Net Sales	Pro Forma OI	Excluded Charges	Adjusted OI	Adjusted OI Margin
Q1:
Office Products	$311.1	$6.0	$8.3	$14.3	4.6%	$310.5	$19.2	$1.0	$20.2	6.5%
Computer Products	51.9	8.3	-	8.3	16.0%	44.3	8.9	-	8.9	20.1%
Commercial - IPFG	49.6	4.8	-	4.8	9.7%	46.3	2.3	-	2.3	5.0%
Other Commercial	56.0	4.1	-	4.1	7.3%	53.6	1.4	-	1.4	2.6%
				-					-
Corporate	-	(9.5)	1.3	(8.2)	3.0%	-	(10.2)	2.6	(7.6)	-1.7%
Total	$468.6	$13.7	$9.6	$23.3	5.0%	$454.7	$21.6	$3.6	$25.2	5.5%

	Percent Change - Sales				Change - OI
	Pro Forma Net Sales	Currency Translation	Calendar Days	Underlying Growth	Adjusted OI $	Adjusted OI %	BP chng
Q1:
Office Products	0.2%	-2.6%	0.2%	2.6%	(5.9)	-29.2%	(1.9)
Computer Products	17.2%	-2.9%	1.8%	18.3%	(0.6)	-6.7%	(4.1)
Commercial - IPFG	7.1%	-2.1%	0.0%	9.2%	2.5	108.7%	4.7
Other Commercial	4.5%	-1.5%	-1.4%	7.4%	2.7	192.9%	4.7

Corporate
Total	3.1%	-2.5%	0.1%	5.5%	(1.9)	-7.5%	(0.5)

Price, Volume, Currency Analysis
(Unaudited)

	Percent Change - Sales
	Pro Forma Net Sales Growth	Currency Translation	Change in Calendar	Price	Volume
Office Products	0.2%	-2.6%	0.2%	0.2%	2.4%
Computer Products	17.2%	-2.9%	1.8%	2.7%	15.6%
Commercial - IPFG	7.1%	-2.1%	0.0%	1.7%	7.5%
Other Commercial	4.5%	-1.5%	-1.4%	3.0%	4.4%
Total	3.1%	-2.5%	0.1%	0.9%	4.6%

Incremental Long-term Incentive Compensation Expense
by Pro forma Segment (pre-tax)

	Actual Q1 2006 expense	Actual Q1 2005 expense
Office Products	$2.2	$0.2
Computer Products	0.2	0.0
Commercial - IPFG	0.1	0.0
Other Commercial	0.1	0.2
Corporate	1.9	1.7
Total	$4.5	$2.1